Exhibit 10.1

CERENCE INC.

CHANGE OF CONTROL EQUITY ACCELERATION AGREEMENT—CEO

This Change of Control Equity Acceleration Agreement (the “Agreement”) is made and entered into by and between Stefan Ortmanns (“Executive”) and Cerence Inc., a Delaware corporation (the “Company”), effective as of the latest date on the signature page of this Agreement (the “Effective Date”).

RECITALS

1. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company or one of its subsidiaries will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control.

2. The Committee believes that it is imperative to provide Executive with accelerated equity vesting upon Executive’s termination of employment under certain circumstances to provide Executive with enhanced financial security, incentive and encouragement to remain with the Company (or one of its subsidiaries).

3. Certain capitalized terms used in the Agreement and not otherwise defined are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of Executive’s continued employment and the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. Subject to earlier termination upon the termination of Executive’s employment, this Agreement will have an initial term commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”). The Initial Term will automatically renew for additional, successive one (1) year periods (each, a “Renewal Term”), unless either party provides written notice of such party’s intent not to continue this Agreement no less than ninety (90) days prior to the expiration of the Initial Term or the Renewal Term, as applicable; provided, however, in the event that a Change of Control occurs during the final year of the Initial Term or during any Renewal Term, the Initial Term or the Renewal Term, as applicable, shall automatically be extended until the one (1) year anniversary of the Change of Control (a “Change of Control Extension”) (the Initial Term together with any Renewal Terms (each as extended by any Change of Control Extension), if applicable, shall be referred to herein as the “Term”). If Executive becomes entitled to benefits under Section 2 during the Term, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied. For avoidance of doubt, Executive will not be entitled to benefits under Section 2 due solely to notice of non-renewal or termination of the Agreement due to non-renewal. The Company and the Executive agree that if the Company adopts an executive severance and change of control plan (a “Severance Plan”) with economic terms that are at least as favorable as the terms in this Agreement, this Executive will waive his rights under this Agreement in exchange for participating in the Severance Plan and the Term of this Agreement will end.

2. Equity Acceleration Benefits.

(a) Termination Other than During Change of Control Period. If Executive’s employment with the Company and its subsidiaries is terminated by the Company or a subsidiary other than for Cause and for a reason other than due to Executive’s death or absence from work due to a disability for a period in excess of one hundred and eighty (180) days in any twelve (12)-month period that qualifies for benefits under a long-term disability program of the Company or its applicable subsidiary (“Disability”), and such termination occurs outside the Change of Control Period, then, subject to Section 3 and the other provisions of this Agreement, Executive will receive:

(i) Time-Based Equity Awards. Vesting of the portion of each (if any) of Executive’s outstanding and unvested equity awards covering shares of the Company’s common stock that are subject solely to time-based vesting (excluding any awards subject to performance-based vesting) (such awards “Time-Based Awards”) that are scheduled to vest during the eighteen (18)-month period following Executive’s termination date.

(ii) Performance-Based Equity Awards. Vesting of the earned portion of any of Executive’s outstanding and unvested equity awards subject to performance-based vesting (excluding any Time-Based Awards) (such awards, “Performance-Based Awards”) for which the performance period is complete as of the termination date. In addition, for any Performance-Based awards held by Executive with a single three-year performance period for which the performance period is not complete as of the termination date (“Three-Year Performance-Based Awards”) and provided that Executive has been employed by the Company or one of its subsidiaries for at least six months of the performance period, except as otherwise provided in the applicable award agreement, a pro-rated portion of any such Three-Year Performance-Based Award (with pro-ration determined by multiplying the number of shares or units subject to the applicable Three-Year Performance-Based Award by a fraction, the numerator of which is the number of days elapsed between the first day of the performance period of the Three-Year Performance-Based Award and Executive’s termination date and the denominator of which is the total number of days in the performance period for the applicable Three-Year Performance-Based Award) (such portion, the “Pro-Rated Portion”) shall remain eligible to be earned at the end of the performance period applicable to the Three-Year Performance-Based Award based upon actual achievement of the applicable performance metrics in accordance with the terms of the applicable award agreements and equity incentive plans and any Pro-Rated Portion that is earned at the end of the performance period shall be immediately fully vested.

(b) Termination During a Change of Control Period. If during the Change of Control Period (i) Executive’s employment with the Company and its subsidiaries is terminated by the Company or a subsidiary other than for Cause and for a reason other than due to Executive’s death or Disability or (ii) Executive resigns for Good Reason, then, subject to Section 3 and the other provisions of this Agreement:

(i) Vesting of Time-Based Equity Awards. One hundred percent (100%) of Executive’s outstanding and unvested Time-Based Awards will become vested in full.

(ii) Vesting of Performance-Based Equity Awards. Executive’s outstanding and unvested Performance-Based Awards shall become vested based on actual performance through Executive’s termination date, if measurable, and based upon target performance if performance is not measurable as of Executive’s termination date.

(c) Equity Documents. Except as provided in this Section 2, all Time-Based Awards and Performance-Based Awards remain subject to the terms of the Company’s 2019 Equity Incentive Plan or any successor thereto and the applicable award agreement.

(d) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company and its subsidiaries terminates in a voluntary resignation (other than for Good Reason during the Change of Control Period), or if Executive’s employment is terminated for Cause, then Executive shall not be entitled to receive any vesting acceleration except as otherwise provided by the applicable equity plan, applicable award agreement or applicable law.

(e) Termination for Death or Disability. Except as otherwise provided in the award agreement for any Time-Based Award, if Executive’s employment with the Company and its subsidiaries terminates on account of Executive’s death or Disability, (i) one hundred percent (100%) of Executive’s outstanding and unvested Time-Based Awards will become vested, (ii) one hundred percent (100%) of the earned portion of any of Executive’s Performance-Based Awards for which the performance period is complete will become vested and (iii) Executive shall remain eligible to earn a Pro-Rated Portion of any Three-Year Performance-Based Award at the end of the performance period applicable to the Three-Year Performance-Based Award based upon actual achievement of the applicable performance metrics in accordance with the terms of the applicable award agreements and equity incentive plans and any such Pro-Rated Portion that is earned at the end of the performance period shall be immediately fully vested. In the case of a termination for Disability, vesting under this Section 2(e) will be subject to Executive’s compliance with Section 3 and the other provisions of this Agreement.

(f) Exclusive Remedy. In the event of termination of Executive’s employment as set forth in Section 2 of this Agreement during the Term, the provisions of Section 2 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company and its subsidiaries may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, or any unreimbursed reimbursable expenses). During the Term of this Agreement, Executive will not be entitled to benefits, compensation or other payments or rights with respect to Executive’s outstanding equity awards upon termination of employment, including under any offer letter, employment agreement, severance agreement or other agreement with the Company or its subsidiaries, other than those benefits expressly set forth in Section 2 of this Agreement.

(g) Transfer between Company and any Subsidiary. For purposes of this Section 2, if Executive’s employment relationship with the Company or any parent or subsidiary of the Company ceases, Executive will not, solely by virtue thereof, be determined to have been terminated without Cause for purposes of this Agreement if Executive continues to remain employed by the Company or any parent or subsidiary of the Company immediately thereafter (e.g., upon transfer of Executive’s employment from the Company to a parent or subsidiary of the Company or vice versa).

3. Conditions to Entitlement to Equity Acceleration Benefits; Settlement

(a) Release of Claims Agreement. Other than in the event of a termination due to Executive’s death, the receipt of any benefits under Section 2 pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement that includes without limitation, if requested by the Company, a non-competition covenant that applies for up to twelve (12) months following Executive’s termination of employment, a non-solicitation covenant that applies for up to twelve (12) months following Executive’s termination of employment, non-disparagement and reasonable post-termination cooperation obligations of Executive and a release of claims, all in the form provided by the Company, which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). Notwithstanding anything to the contrary in the applicable equity plan or award agreement, to the extent permitted under Section 409A, any equity awards that become vested in connection with Executive’s termination of employment under this Agreement shall not be settled or become exercisable, as applicable, until the separation agreement becomes effective in accordance with its terms. In no event will any severance payments or benefits be paid or provided until the separation agreement actually becomes effective and irrevocable and, if the separation agreement does not become effective in accordance with its terms on or prior to the Release Deadline, Executive’s entitlement to any such benefits under this Agreement shall be forfeited on the Release Deadline for no consideration payable to Executive.

(b) Proprietary Information and Non-Competition Agreement. Executive’s entitlement to any benefits under Section 2 will be subject to Executive continuing to comply with the terms of any agreements between Executive and the Company and/or any of its subsidiaries concerning inventions, confidentiality, or restrictive covenants (the “Confidentiality Agreement”).

4. Section 409A. The provisions in this Section 4 shall apply if Executive is or becomes a U.S. taxpayer.

(a) Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no amount payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. In addition, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any amounts paid under this Agreement that satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement.

(c) Payments under this Agreement are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Specifically, the payments hereunder are intended to be exempt from the requirements of Section 409A under the “short-term” deferral rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. The Company makes no representation or warranty to Executive and in no event will the Company reimburse Executive or any other person for any taxes or other costs that may be imposed on Executive as a result of Section 409A or any other law.

5. Limitation on Payments. If Executive is or becomes a U.S. taxpayer or, in the event that the benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of cash payments, (2) cancellation of equity awards granted within the twelve (12)-month period prior to a “change of control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change of control (as determined under Code Section 280G), and (3) cancellation of accelerated vesting of equity awards. In the event that accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of the award grant dates.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means (i) any act of dishonesty or fraud taken by Executive in connection with his or her responsibilities as an employee other than immaterial, inadvertent acts that, if capable of cure, are promptly remedied by Executive following notice by the Company, (ii) Executive’s breach of the fiduciary duty or duty of loyalty owed to the Company and its subsidiaries, or material breach of the duty to protect the Company’s and its subsidiaries’ confidential and proprietary information, (iii) Executive’s commission of, conviction of or plea of guilty or nolo contendere to (A) any felony or (B) a crime misdemeanor involving fraud, embezzlement, misappropriation of funds or any other act of moral turpitude, (iv) Executive’s gross negligence or willful misconduct in the performance of his or her duties, (v) Executive’s material breach of this Agreement or any other agreement with the Company and its subsidiaries or any material written policy of the Company or its subsidiaries; (vi) Executive’s engagement in conduct or activities that result, or are reasonably likely to result, in negative publicity or public disrespect, contempt or ridicule of the Company or its subsidiaries that the Board reasonably believes will have a demonstrably injurious effect on the reputation or business of the Company and its subsidiaries or Executive’s ability to perform his or her duties (but excluding conduct and activities undertaken in good faith by Executive in the ordinary course of performing his or her duties or promoting the Company or its subsidiaries); (vii) Executive’s failure to abide by the lawful and reasonable directives of the Company or its subsidiaries (other than any failure to achieve a lawful and reasonable directive following the expenditure by Executive of commercially reasonable best efforts); or (viii) Executive’s repeated failure to materially perform the primary duties of Executive’s position.

(b) Change of Control. “Change of Control” shall have the meaning specified in the Company’s 2019 Equity Incentive Plan or any successor thereto.

(c) Change of Control Period. “Change of Control Period” means the period beginning on a Change of Control and ending on the one-year anniversary of the Change of Control.

(d) Code. “Code” means the United States Internal Revenue Code of 1986, as amended.

(e) Deferred Payments. “Deferred Payments” means any benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, in each case, are or when considered together with any other severance payments or separation benefits are, deemed to be “non-qualified deferred compensation” within the meaning of Section 409A.

(f) Exchange Act. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(g) Good Reason. “Good Reason” means Executive’s termination of employment within thirty (30) days following the expiration of any Cure Period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction in Executive’s duties, authority or responsibilities (other than during a period of Executive’s incapacity due to physical or mental illness); (ii) a material reduction by the Company or one of its subsidiaries in the annual base compensation or target bonus opportunity (as a percentage of base salary) of Executive as in effect immediately prior to such reduction provided, however, that one or more reductions in base compensation or target bonus opportunity applicable to all executives generally that, cumulatively, total ten percent (10%) or less in base compensation and/or ten (10) percentage points or less in target bonus opportunity will not constitute a material reduction for purposes of this clause (ii); (iii) the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s then present location; or (iv) a material breach by the Company of this Agreement or any equity award agreement between Company and Executive. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company and its subsidiaries without first providing the Company or the applicable subsidiary with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and the Company and the applicable subsidiary shall have failed to cure during a period of thirty (30) days following the date of such notice (the “Cure Period”) and Executive shall terminate employment within sixty (60) days after the end of the Cure Period.

(h) Section 409A. “Section 409A” means Section 409A of the Code and the final Treasury Regulations and any official Internal Revenue Service guidance promulgated thereunder.

7. Assignment. Neither Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if Executive remains employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then Executive shall not be entitled to any payments, benefits or vesting pursuant to this Agreement, except as expressly provided in Sections 2. This Agreement shall inure to the benefit of and be binding upon Executive and the Company, and each of Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered, when mailed by U.S. or applicable registered or certified mail, return receipt requested and postage prepaid, or when delivered by private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company.

(b) Notice of Termination. Any termination by the Company or a subsidiary for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice or any shorter period required herein).

9. Resignation. Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of Executive’s employment for any reason. Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to equity acceleration benefits to Executive upon termination of Executive’s employment for any reason and the Confidentiality Agreement constitutes the entire agreement of the parties thereto with respect to the subject matter thereof. This Agreement supersedes, replaces in their entirety and terminates any prior representations, understandings, undertakings or agreements between the Company and Executive, whether written or oral and whether expressed or implied, that provided any equity acceleration benefits to Executive upon termination of Executive’s employment for any reason, including, without limitation, the Change of Control Equity Acceleration Agreement dated December 23, 2019. Nothing in this Agreement shall result in a duplication of severance payments or benefits under any other plan, program or arrangement with the Company. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. For the avoidance of doubt, it is the intention of the parties that the provisions of this Agreement providing for acceleration or other modification of the vesting provisions of equity awards are intended to supersede the vesting provisions of any equity awards that are outstanding during the term of this Agreement (except as otherwise explicitly provided in the applicable award agreement).

(e) Clawback Provisions. Notwithstanding any other provision in this Agreement to the contrary, Executive agrees that incentive-based compensation or other amounts paid to Executive pursuant to this Agreement or any other agreement or arrangement with Company will be subject to clawback under any Company clawback policy that is applicable to all senior executives of Company (including any such policy adopted by Company pursuant to applicable law, government regulation or stock exchange listing requirement).

(f) Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof), and the Company and Executive each consent to personal and exclusive jurisdiction and venue in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Agreement.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Change of Control Equity Acceleration Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	CERENCE INC.

	By:	/s/ Sachin Sahney
Sachin Sahney
	Title:	SVP – Chief Human Resources Officer
	Date:	June 19, 2022

EXECUTIVE	By:	/s/ Stefan Ortmanns
Stefan Ortmanns
	Title:	Chief Executive Officer
	Date:	June 19, 2022